UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 14, 2005

Date of Report

Date of earliest event reported

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

0-25131	DELAWARE	91-1718107
(Commission File No.)	(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

601 108th Avenue N.E., Suite 1200

Bellevue, Washington 98004

(Address of Principal Executive Offices)

425-201-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 14, 2005, the Board of Directors of InfoSpace, Inc. approved the acceleration of vesting of certain unvested and “out-of-the-money” stock options with exercise prices equal to or greater than $34.00 per share previously awarded under the Company’s equity compensation plans to its employees, including its executive officers, but excluding its directors. The acceleration of vesting will be effective for stock options outstanding as of December 14, 2005. Options to purchase approximately 2.4 million shares of common stock or 46% of the Company’s outstanding unvested options (of which options to purchase 96,250 shares or approximately 2% of the Company’s outstanding unvested options are held by the Company’s executive officers) are subject to the acceleration. The weighted average exercise price of the options subject to the acceleration is $40.51. The following table summarizes the options subject to acceleration:

	Aggregate Number of Shares Issuable Under Accelerated Options	Weighted Average Exercise Price Per Share
Executive Officers:
James F. Voelker	0	n/a
David E. Rostov	0	n/a
Edmund O. Belsheim, Jr.	0	n/a
Victor J. Melfi, Jr.	0	n/a
Steven L. Elfman	55,625	$41.09
Stephen J. Davis	0	n/a
Brain T. McManus	0	n/a
Allen M. Hsieh	40,625	$40.81

All executive officers as a group (8 persons):	96,250	$40.97

All other employees:	2,257,127	$40.49

Total:	2,353,377	$40.51

The purpose of the acceleration is to avoid prospective compensation expense associated with these options in future periods in the Company’s consolidated statements of operations required under Statement of Financial Accounting Standards No. 123R (Share-Based Payment) which is effective for the Company as of January 1, 2006. The Company believes that because the accelerated options have exercise prices in excess of current market value of the Company’s common stock, the options were not achieving their original objective as incentive compensation.

The pre-tax charge to be avoided amounts to approximately $29 million over the course of the remaining original vesting periods, which on average is approximately 1.5 years from the effective date of the acceleration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2005

INFOSPACE, INC.

By:	/s/ David E. Rostov
David E. Rostov
Chief Financial Officer